United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: August 17, 2006

(Date of earliest event reported)

EMAK Worldwide, Inc.

(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23346 (Commission File No.)	13-3534145 (I.R.S. Employer Identification No.)

6330 San Vicente Boulevard

Los Angeles, California 90048

(Address of Principal executive offices, including zip code)

(323) 932-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

As discussed in Item 4.02 below, which is incorporated herein by reference, on August 17, 2006, management and the audit committee (the “Audit Committee”) of the board of directors of EMAK Worldwide, Inc. (the “Company”) concluded that the consolidated financial statements for the years ended December 31, 2004 and 2005 included in the Company’s annual reports on Form 10-K, and for all of the interim periods in those years, as well as the unaudited interim financial statements for the quarter ended March 31, 2006 should no longer be relied upon because of an error in accounting for the March 2004 exchange of preferred stock warrants for common stock warrants with Crown EMAK Partners, LLC (“Crown”), the holder of the Company’s preferred stock (the “Warrant Transaction”).

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a) As stated above under Item 2.02, on August 17, 2006, the Company’s management and Audit Committee concluded that the Company’s previously issued financial statements for the periods commencing with the fiscal quarter ended March 31, 2004 should no longer be relied upon because of incorrect accounting for the Warrant Transaction.

The Company Quarterly Report on Form 10-Q for the period ended June 30, 2006 reflecting the restatement, along with its Form 10-K/A for the year ended December 31, 2005 and Form 10-Q/A for the period ended March 31, 2006, are being filed contemporaneously herewith. Corrected quarterly data for each of the interim periods in 2004 and 2005 will be disclosed as part of the Summarized Quarterly Financial Data in Note 13 to the consolidated financial statements in the Form 10-K/A.

The Company will restate the amounts presented for mandatorily redeemable preferred stock, additional paid-in capital and retained earnings as of December 31, 2004 and 2005 and March 31, 2006 and net loss available to common stockholders and net loss per share for the year ended December 31, 2004 to reflect the impact of the Warrant Transaction. There was no impact of the Warrant Transaction on net loss available to common shareholders or net loss per share in 2005. The preferred stock warrants were issued in 2000 in connection with the issuance of the Series A Preferred Stock. Previously, the carrying value of the preferred stock warrants ($3,135,000) was combined with the value of the mandatorily redeemable preferred stock and presented as a single amount outside of stockholders’ equity. As a result of the Warrant Transaction, the Company should have accounted for the redemption of the preferred stock warrants in exchange for issuance of common stock warrants in accordance with EITF Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.” Accordingly, the carrying value of the preferred stock warrants should have been removed from the amount presented as mandatorily redeemable preferred stock, the value of the common stock warrants should have been recorded as additional paid-in capital and the excess of the redemption cost over the net carrying amount of the redeemed warrants should have been recorded as an increase to net loss available for common stockholders. The common stock warrants issued in this transaction were valued at $8,177,000 which results in a $5,042,000 ($8,177,000 less the $3,135,000 carrying value) increase to net loss available to common stockholders. The Company had previously recorded the Warrant Transaction by reclassifying $531,000 from mandatorily redeemable preferred stock to additional paid-in capital which represented the difference between the fair values of the warrants before and after the transaction.

The expected impact of the restatement on the December 31, 2004 and 2005 and March 31, 2006 balance sheets is to decrease mandatorily redeemable preferred stock by $2,604,000 ($3,135,000 less the $531,000 originally recorded), increase additional paid-in capital by $7,646,000 ($8,177,000 less the

$531,000 originally recorded) and decrease retained earnings by $5,042,000. Total stockholders’ equity is expected to increase by $2,604,000. The expected impact of the restatement on the December 31, 2004 income statement is to increase net loss available to common stockholders by $5,042,000 which increases diluted net loss per share by $0.88. Net loss and cash flows from operating, investing and financing activities are not impacted by this change.

As a result of the restatement of its financial statements, management, with the concurrence of the Audit Committee, has concluded that a material weakness in internal control over financial reporting existed as of December 31, 2005 and March 31, 2006. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

The Audit Committee has discussed the matters disclosed in this Item 4.02(a) with the Company’s former and current independent registered public accounting firm.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits:

Exhibit No.	Description
99.1	Press Release of EMAK Worldwide, Inc. issued August 22, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAK WORLDWIDE, Inc.

Date: August 22, 2006	By:	/s/Teresa L. Tormey
Teresa L. Tormey, Chief Administrative Officer & General Counsel

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